EX-99.(p)(4)

CODE OF ETHICS (PERSONAL TRADING) & INSIDER TRADING

CODE OF ETHICS - PERSONAL TRADING BY BRIGADE CAPITAL AND ITS PERSONNEL

(1)	Introduction

High ethical standards are essential for the success of Brigade Capital to maintain the confidence of its Advisory Clients. Brigade Capital’s long-term business interests are best served by adherence to the principle that its Advisory Clients’ interests come first. Brigade Capital has a fiduciary duty to its Advisory Clients, which requires individuals associated with Brigade Capital to act solely for the benefit of the Advisory Clients. Potential conflicts of interest may arise in connection with the personal trading activities of individuals associated with investment advisory firms. In recognition of Brigade Capital’s fiduciary obligations to the Advisory Clients and Brigade Capital’s desire to maintain its high ethical standards, Brigade Capital has adopted this Code of Ethics which it reasonably believes complies with the requirements of Rule 204A-1 under the Advisers Act and the Access Person reporting and preclearance requirements of Rule 17j-1 under the Investment Company Act, containing provisions designed to: (i) prevent improper personal trading by Access Persons; (ii) prevent improper use of confidential and material, non-public information about securities recommendations made by Brigade Capital or securities holdings of the Advisory Clients; (iii) identify conflicts of interest; and (iv) provide a means to resolve any actual or potential conflict in favor of the Advisory Client.

Brigade Capital’s goal is to allow its Access Persons to engage in certain, limited personal securities transactions while protecting Brigade Capital, its Advisory Clients and its Access Persons from the conflicts that could result from a violation of the securities laws or from real or apparent conflicts of interest. While it is impossible to define all situations that might pose such a risk, this Code of Ethics is designed to address those circumstances where such risks are likely to arise. It is the personal responsibility of every employee to avoid any conduct that could create a conflict, or even the appearance of a conflict, with the Advisory Clients, or do anything which could damage or erode the trust the Advisory Clients place on Brigade Capital and its Access Persons.

Adherence to the Code of Ethics and the related restrictions on personal investing is considered a basic condition of employment for employees and Access Persons of Brigade Capital. If there is any doubt as to the propriety of any activity, employees should consult with the Chief Compliance Officer or his designee. The Chief Compliance Officer is charged with the administration and distribution of this Code of Ethics, has general compliance responsibility for Brigade Capital, and may offer guidance on securities laws and acceptable practices, as the same may change from time to time. The Chief Compliance Officer may rely upon the advice of outside legal counsel or outside compliance consultants.

Interns will be considered “Access Persons” for purposes of the Code of Ethics.

Access Persons must acknowledge receipt and understanding of this Code of Ethics on an annual basis. A form of acknowledgement is provided at Form 1. Such form will generally be completed via ComplianceELF.

(2)	Applicability of Code of Ethics

(a)

Personal Accounts of Access Persons. This Code of Ethics applies to all Personal Accounts of all Access Persons where “Reportable Securities” (as defined in Section 3(d) of this Code of Ethics below) are held and includes any account in which an Access Person has any direct or indirect beneficial ownership. A Personal Account also includes an account maintained by or for:

•	An Access Person’s spouse (other than a legally separated or divorced spouse of the Access Person), domestic partner and minor children;

•	Any individuals who live in the Access Person’s household and over whose purchases, sales, or other trading activities the Access Person exercises control or investment discretion;

•

Any persons to whom the Access Person provides primary financial support, and either (i) whose financial affairs the Access Person controls, or (ii) for whom the Access Person provides discretionary advisory services;

•	Any trust or other arrangement which names the Access Person as a beneficiary or remainderman; and

•

Any partnership, corporation, or other entity of which the Access Person is a director, officer or general partner or in which the Access Person has a 25% or greater beneficial interest, or in which the Access Person owns a controlling interest or exercises effective control; provided, however, that the accounts of the Advisory Clients managed by Brigade Capital are not deemed to be Personal Accounts of an Access Person.

Upon becoming an Access Person, the Access Person must disclose all Personal Accounts to Brigade Capital’s Chief Compliance Officer through ComplianceELF.

(b)

Access Person as Trustee. A Personal Account does not include any account for which an Access Person serves as trustee of a trust for the benefit of (i) a person to whom the Access Person does not provide primary financial support, or (ii) an independent third party.

(c)

Personal Accounts of Other Access Persons. A Personal Account of an Access Person that is managed by another Access Person is considered to be a Personal Account only of the Access Person who has a Beneficial Ownership in the Personal Account. The account is considered to be a client account with respect to the Access Person managing the Personal Account.

(d)

Solicitors/Consultants. Non-employee Solicitors or consultants are not subject to this Code of Ethics unless the relevant Solicitor or consultant, as part of his/her duties on behalf of Brigade Capital, (i) makes or participates in the making of investment recommendations for the Advisory Clients, or (ii) obtains information on recommended investments for the Advisory Clients.

(e)	Client Accounts. A client account includes any account managed by Brigade Capital which is not a Personal Account.

(3)	Restrictions on Personal Investing Activities

(a)

General: It is the responsibility of each Access Person to ensure that a particular securities transaction being considered for his/her Personal Account is not subject to a restriction contained in this Code of Ethics or otherwise prohibited by any applicable laws. Personal securities transactions for Access Persons may be affected only in accordance with the provisions of this Code of Ethics. It should be noted that the Chief Compliance Officer may grant exceptions to certain of the trading restrictions described in this Code of Ethics. Such exceptions will be documented and only be permitted if there is no material conflict of interest with the Advisory Clients.

(b)

Restriction on Excessive Trading. Access Persons shall not engage in “day trading” or any type of “excessive” trading that would be contrary to the best interests of Brigade Capital’s Advisory Clients and Investors. For these purposes, Access Persons shall not engage in more than thirty (30) reportable transactions[1] (e.g., buys and sells) across all of his/her Personal Accounts during a particular calendar quarter. Such trading restriction is subject to limited exceptions for extenuating circumstances (e.g., financial hardship), as determined in the sole discretion of the Chief Compliance Officer and the Managing Member. All trading is subject to the review of the Chief Compliance Officer or his designee on at least a quarterly basis.

[1]	This does not limit the number of lots in which a reportable transaction can be executed.

(c)

Prohibition of Trading with or against Advisory Clients: It should be noted that the Chief Compliance Officer does not generally intend to permit Access Persons to execute transactions in the types of securities that the Advisory Clients typically invest in. The Advisory Clients typically hold securities of domestic and international leveraged companies, debt or debt-like obligations rated below investment grade by one or more of the major rating agencies, or securities trading at yields comparable to the high yield market and high yield issuers. It should be noted, however, that Access Persons may be permitted to invest in exchange-traded or open-ended funds that invest in the debt markets, subject to the pre-clearance requirements described in Paragraph (f) below.

(d)

General Permissible Securities Transactions (“Permissible Securities”): Access Persons will generally be permitted to engage in certain, limited personal securities transactions (certain of which require pre-clearance) in the following Permissible Securities:

I.	Permissible Securities that Do Not Require Pre-Clearance:

(i)	Direct obligations of the Government of the United States;

(ii)	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short term debt instruments, including repurchase agreements;

(iii)	Shares issued by money market funds;

(iv)

Shares issued by open-end funds (excluding exchange traded funds) that are registered under the Investment Company Act of 1940, as amended, provided that such funds are NOT registered funds managed by Brigade Capital or registered funds whose adviser or principal underwriter controls, is controlled by, or is under common control with, Brigade Capital;

(v)

Shares issued by unit investment trusts that are invested exclusively in one or more registered open-end funds; provided that such funds are NOT advised by Brigade Capital or an affiliate and such fund’s adviser or principal underwriter is not controlled by or under common control with Brigade Capital; and

(vi)	Cryptocurrencies* (as defined below).

*

Cryptocurrencies: This includes any virtual or digital currency in which encryption techniques are used to regulate the generation of units of currency and verify the transfer of funds, operating independently of a central bank (e.g., Bitcoin, Litecoin, Ethereum, etc.).

II.	Permissible Securities that Require Pre-Clearance (“Reportable Securities”):

(i)	Shares issued by closed-end funds that are registered under the Investment Company Act of 1940, as amended;

(ii)

Shares issued by open-end funds that are registered under the Investment Company Act of 1940, as amended, IF they are managed by Brigade Capital, or their adviser or principal underwriter controls, is controlled by, or is under common control with, Brigade Capital;

(iii)

Shares issued by unit investment trusts that are invested exclusively in one or more registered open-end funds, IF such funds are advised by Brigade Capital or an affiliate, or such fund’s adviser or principal underwriter is controlled by or under common control with Brigade Capital;

(iv)	Shares issued by exchange traded funds or “ETFs” including open-end ETFs;

(v)	Securities of business development companies or “BDCs”;

(vi)	Securities of Real Estate Investment Trusts or “REITs”;

(vii)	Non-distressed municipal bonds;

(viii)	Securities in limited offerings (which include investments in hedge funds, private equity funds and the Advisory Clients);

(ix)	Options on Permissible Securities except for Legacy Positions (as defined below);

(x)	Legacy Positions* (as defined below);

*Legacy Positions: In the event that an Access Person already owns a security (a “Legacy Position”) that does not fall under the other categories of the Permissible Securities (as detailed above), the Access Person may not add to such Legacy Position, but may only close out or cover such securities, subject to the pre-clearance and reporting requirements and other restrictions that are applicable to Reportable Securities.

(xi)	Options and ETFs related to cryptocurrencies; and

(xii)	Initial Coin Offerings (“ICOs”).

(e)

Holdings List, Restricted List and Watch List: Each Access Person is strictly prohibited from trading in the securities of issuers that are included on the Holdings List, Restricted List and Watch List. Issuers on the Holdings List include the issuers of securities that the Advisory Clients have held in the past seven (7) calendar days and the issuers of securities that the Advisory Clients currently hold. Issuers on the Restricted List include the issuers of securities about which Brigade Capital has come into contact with material non-public or certain confidential information. Issuers on the Watch List generally include open orders on Brigade Capitals allocation blotter that are not already on the Holdings List. It should be noted that the Chief Compliance Officer has the discretion to add any other issuers to the Holdings List, Restricted List and Watch List as he deems appropriate. The current Holdings List, Restricted List and Watch List are available on Brigade Capital’s intranet and ComplianceELF. In the event that an Access Person owns a security prior to the issuer of such security being added to the Holdings List, or the Watch List, Access Persons are not allowed to add to the position; however, they may close out or cover such securities as long as the Advisory Clients have not traded in such securities or plan to trade in such securities within seven (7) calendar days and all other personal trading requirements have been met. To the extent that an Access Person owns a security of an issuer prior to that issuer being added to the Restricted List, the Access Person may not conduct transactions in such security until the issuer is no longer on the Restricted List.

Notwithstanding the foregoing, such trading prohibitions shall not apply to:

(i)

Permissible Securities that do not require pre-clearance (as listed above in Section 3(d)(I)) of the same or affiliated issuer that the Advisory Clients held in the past seven (7) calendar days, currently hold or intend on holding; and

(ii)

securities issued by a subsidiary of an issuer that the Advisory Clients held in the past seven (7) calendar days, currently hold or intend on holding, although the Chief Compliance Officer still retains the authority to deny any such pre-clearance requests if believed to be in the best interests of Advisory Clients.

For Example:

•

JPMorgan Chase & Co. (ticker: JPM) is put on the Holdings List; however, an Access Person may be permitted to trade an open-ended mutual fund (i.e., a Permissible Security that does not require pre-clearance) managed or sponsored by JPM and/or its affiliate;

•

The Blackstone Group L.P. (ticker: BX) is put on the Watch List; however, an Access Person may be permitted to trade Permissible Securities issued by investment funds managed or sponsored by BX and/or its affiliate; and

•

Johnson & Johnson (ticker: JNJ) is put on a Restricted List; however, an Access Person may be permitted to sell out of Permissible Securities issued by Merck & Co. Inc. (ticker: MRK), one of its many subsidiaries, assuming MRK is not also on the Restricted List.

As detailed below, all security transactions in Reportable Securities (as defined above in Section 3(d)(II)) are subject to pre-clearance requirements and other restrictions described below.

(f)

Pre-clearance of Transactions in Personal Account: Prior to trading a Reportable Security (as defined above in Section 3(d)(II)), an Access Person must obtain the prior written approval of a combination of two of the “Authorized Approvers,” as follows: (i) the Chief Compliance Officer, the Compliance Officer (UK), the Deputy Compliance Officer, the Senior Compliance Officer, Steven Vincent or Raymond Luis and (ii) the Managing Member (or his designee). It should be noted that this includes, but is not limited to, investments in limited offerings (which include private or restricted offerings). An Authorized Approver submitting his/her own pre-clearance request must obtain such pre-approval from alternate Authorized Approvers. For the avoidance of doubt, an Authorized Approver may not pre-clear his/her own personal transactions.

Requests for pre-clearance generally must be submitted via ComplianceELF. Any approval given under this paragraph will remain in effect for 24 business day hours, except for pre-approvals given for transactions in limited offerings, which may be in effect for a longer period as noted in the respective pre-approval. A sample pre-clearance form is attached as Form 11. In the case of transactions in the Funds, pre-approvals are made via the subscription agreement, additional contribution forms or withdrawal/redemption request forms for the respective Fund. In consideration of the fact that the Funds require significant advance notice for processing purposes, pre-clearance approvals provided via the Funds’ subscription agreements, additional contribution forms or withdrawal/redemption request forms are in effect from the date they are acknowledged as received by Brigade Capital and/or the Administrator through the date the subscription, contribution or withdrawal/redemption is effective.

(g)

Holding Period: To the extent that an Access Person was granted approval to purchase a particular Reportable Security, such Access Person must generally hold the Reportable Security for sixty (60) days before selling such Reportable Security, subject to the approval of two of the Authorized Approvers. Further, Access Persons that hold Reportable Securities upon employment with Brigade Capital will be subject to the sixty (60) day holding period which commences on their employment start date with Brigade Capital; provided, however, this requirement will not apply to the extent such Access Person demonstrates to the Chief Compliance Officer that the Reportable Security was held sixty (60) days prior to such date. However, it should be noted that, from time to time, certain exceptions to the sixty (60) day holding period may be granted for Access Persons by the Chief Compliance Officer and the Managing Member. Prior to granting an exception, the Chief Compliance Officer will review the trade to determine whether it presents a conflict of interest for any Advisory Client and will deny the application if a conflict of interest is present. The conflict of interest review and exceptions will be documented by the Chief Compliance Officer or his designee.

(h)

Short Sales: An Access Person shall not engage in any short sale of a security if, at the time of the transaction, any Advisory Client account managed by Brigade Capital has a long position in such security.

(4)	Reporting Requirements

All Access Persons are required to submit to the Chief Compliance Officer (subject to the applicable provisions of Section 5 below) the following reports via ComplianceELF:

(a)

Initial Holdings Report – Access Persons are required to provide the Chief Compliance Officer with an Initial Holdings Report via ComplianceELF within ten (10) days of becoming an Access Person, which includes the following information:

(i)

All of the Access Person’s current securities holdings with the following content for each Reportable Security (as defined above in Section 3(d)(II)) that the Access Person has any direct or indirect Beneficial Ownership.

•	title and type of Reportable Security;

•	ticker symbol or CUSIP number (as applicable);

•	number of shares; and

•	principal amount of each Reportable Security.

(ii)	The name of any broker, dealer or bank with which the Access Person maintains an account in which any Reportable Securities are held.

Information contained in Initial Holding Reports must be current as of a date no more than forty-five (45) days prior to the date the person becomes an Access Person of Brigade Capital. The report must be dated the day the Access Person submits it. Access Persons generally must submit their Initial Holdings Reports via ComplianceELF. A sample form of Initial Holdings Report is also included as Form 12.

(b)

Annual Holdings Report – Subject to the applicable provisions of Section 5 below, Access Persons must also provide at least one Annual Holdings Report of all current Reportable Securities holdings during each twelve (12) month period (the “Annual Holdings Certification Date”). For purposes of this Code of Ethics, the Annual Holdings Certification Date is October 31. From a content perspective, each such Annual Holdings Report must comply with the requirements of Section 4(a)(i)-(ii) above. Access Persons generally must submit their Annual Holdings Reports via ComplianceELF. A sample form of the Annual Holdings Report is also included as Form 13.

(c)

Quarterly Transaction Reports – Subject to the applicable provisions of Section 5 below, Access Persons must also provide quarterly securities transaction reports for each transaction in a Reportable Security (as defined above in Section 3(d)(II)) that the Access Person has any direct or indirect Beneficial Ownership of (each a “Quarterly Transaction Report”). Such Quarterly Transaction Reports must meet the following requirements:

(i)	Content Requirements – Quarterly Transaction Reports must include:

•	date of transaction;

•	title of Reportable Security;

•	ticker symbol or CUSIP number of Reportable Security (as applicable);

•	interest rate or maturity rate (if applicable);

•	number of shares;

•	principal amount of Reportable Security;

•	nature of transaction (i.e., purchase or sale);

•	price of Reportable Security at which the transaction was effected;

•	name of broker, dealer or bank through which the transaction was effected; and

•	date upon which the Access Person submitted the report.

(ii)	Timing Requirements – Subject to Section 5(c), Access Persons must submit a Quarterly Transaction Report no later than the next month end after the end of each quarter.

(iii)

The Quarterly Transaction Reports requirement generally will be fulfilled by employees attesting to the accuracy of the past quarter’s transactions set forth in their ComplianceELF accounts. A sample form of Quarterly Transaction Report is also included as Form 14.

(d)

“Non-Discretionary” Personal Accounts/Personal Accounts Managed by a Third Party – As explained below in Section 5, the reporting and pre-clearance requirements do not apply to any transaction executed, or holding maintained in Personal Accounts over which an Access Person has no direct or any influence or control (e.g., the Access Person has delegated investment discretion over such account to a third party) (a “Non-Discretionary/Managed Account”). However, Access Persons with Non-Discretionary/Managed Accounts will be required to provide the Chief Compliance Officer with the following information:

•	A notification via ComplianceELF within ten (10) days of opening a Non-Discretionary/Managed Account. A sample form of Non-Discretionary/Managed Accounts Notification Form is included as Form 17;

•

An initial attestation from the broker for the Non-Discretionary/Managed Account within thirty (30) days of the date the account is opened. In addition, Access Persons must obtain this attestation for all Non-Discretionary/Managed Accounts in existence as of the date of this Manual. A form of attestation is included as Form 15;

•

An annual confirmation from the broker via negative consent that the Access Person has no direct influence or control over the relevant accounts. The Chief Compliance Officer or his designee will send the initial version of the certification to the broker and if there are no changes, no response will be required; and

•	An annual attestation to be completed via ComplianceELF for any Non-Discretionary/Managed Account. A sample form of Non-Discretionary/Managed Accounts Disclosure Form is included as Form 16.

(5)	Exceptions from Reporting Requirements/Alternative to Quarterly Transaction Reports

This Section 5 sets forth exceptions from the reporting requirements of this Code of Ethics. All other requirements will continue to apply to any holding or transaction exempted from reporting pursuant to this Section 5. Accordingly, the following transactions will be exempt only from the reporting requirements:

(a)

No Initial, Annual or Quarterly Transaction Report is required to be filed by an Access Person with respect to securities held in any Personal Account over which the Access Person has (or had) no direct or indirect influence or control. However, Access Persons must provide certain details and complete the applicable forms related to such Non-Discretionary/Managed Account(s), as explained in Section 4(d) above;

(b)

Quarterly Transaction Reports are not required to be submitted with respect to any transactions effected pursuant to an automatic investment plan (although holdings need to be included on Initial and Annual Holdings Reports);

(c)

Quarterly Transaction Reports are not required if the report would duplicate information contained in broker trade confirm or account statements that an Access Person has already provided to the Chief Compliance Officer (including, for the avoidance of doubt, information in the Access Person’s ComplianceELF account); provided, that such broker trade confirm or account statements are provided to the Chief Compliance Officer no later than the next month end after the end of the applicable calendar quarter. This paragraph has no effect on an Access Person’s responsibility related to the submission of Initial and Annual Holdings Reports.

Access Persons that would like to avail themselves of this exception in Section 5(c) should ensure that the content of such broker confirms or account statements meet the content required for Quarterly Transaction Review Reports set forth above in Section 4(c) under the heading “Quarterly Transaction Reports.”

(6)	Protection of Confidential Information About Securities / Investment Recommendations

In addition to other provisions of this Code of Ethics and Brigade Capital’s Manual (including the Insider Trading Procedures which are detailed in this Manual), Access Persons should note that Brigade Capital has a duty to safeguard confidential information (including material, non-public information) about securities/investment recommendations provided to (or made on behalf of) Advisory Clients. As such, Access Persons should not share such information outside of Brigade Capital. Notwithstanding the foregoing, Access Persons and Brigade Capital may provide such information to persons or entities providing services to Brigade Capital or its Advisory Clients, where such information is required to effectively provide the services in question. Examples of such service providers are:

•	brokers;

•	accountants or accounting support service firms;

•	custodians;

•	transfer agents;

•	bankers;

•	compliance consultants; and

•	lawyers.

If there are any questions about the sharing of confidential information related to securities/investment recommendations made by Brigade Capital, please see the Chief Compliance Officer.

(7)	Oversight of Code of Ethics

(i)

Reporting. Any situation that may involve a conflict of interest or other possible violation of this Code of Ethics must be promptly reported to the Chief Compliance Officer who must report it to the executive management of Brigade Capital.

(j)

Review of Transactions. Each Access Person’s transactions in his/her Personal Accounts will be reviewed on a regular basis and compared to transactions entered into by Brigade Capital for its Advisory Clients. Any transactions that are believed to be a violation of this Code of Ethics will be reported promptly to the Chief Compliance Officer who must report them to the executive management of Brigade Capital. Any noted violations shall be properly documented for Brigade Capital’s compliance files.

(k)

Sanctions. The executive management of Brigade Capital, with advice of outside legal counsel, at its discretion, shall consider reports made to management and upon determining that a violation of this Code of Ethics has occurred, may impose such sanctions or remedial action management deems appropriate or to the extent required by law (as may be advised by outside legal counsel or other advisors). These sanctions may include, among other things, disgorgement of profits, fines, suspension or termination of employment with Brigade Capital, or criminal or civil penalties.

(8)	Compliance with Federal Securities Law

All employees are required to comply with applicable Federal Securities Laws. Failure to adhere to Federal Securities Laws could expose an employee to sanctions imposed by Brigade Capital, the SEC or law enforcement officials. These sanctions may include, among others, disgorgement of profits, suspension or termination of employment by Brigade Capital, or criminal or civil penalties. If there is any doubt as to whether a Federal Securities Law applies, employees should consult the Chief Compliance Officer.

(9)	Confidentiality

All reports of securities transactions and any other information filed pursuant to this Code of Ethics shall be treated as confidential to the extent permitted by law.